EXHIBIT 99.1

The Community Financial Corporation Reports Operating Results  for the Three and Six Months Ended June 30, 2018

WALDORF, Md., July 26, 2018 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ:TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the second quarter and six months ended June 30, 2018.

The Company reported net income for the three months ended June 30, 2018 (“2018Q2”) of $2.3 million or diluted earnings per share of $0.42 compared to net income of $2.5 million or $0.55 per diluted share for the three months ended June 30, 2017 (“2017Q2”). The second quarter results included merger and acquisition costs net of tax of $546,000 and $227,000 for the comparative quarters. The impact of merger and acquisition costs resulted in a reduction to quarterly earnings per share of approximately $0.10 for 2018Q2 and $0.05 for 2017Q2. The Company’s return on average assets (“ROAA”) and return on average common equity (“ROACE”) were 0.59% and 6.34% in 2018Q2 compared to 0.74% and 9.36% in 2017Q2. The Company completed the acquisition of $200 million County First Bank (“County First”) on January 1, 2018, increasing the Company’s asset size to just under $1.6 billion. As planned, the Company closed four of the five acquired County First branches during May of 2018. The La Plata downtown branch remains open. The second quarter and first six months of 2018 results reflect temporary increases in operating expenses to support the merger with County First Bank. The closure of four branches and reductions in headcount during the second quarter are expected to positively impact the Company’s operating expense run rate in the second half of 2018.

Net income for the six months ended June 30, 2018 (“2018YTDQ2”) was $3.6 million or $0.64 per diluted share compared to net income of $4.9 million or $1.05 per diluted share for the six months ended June 30, 2017 (“2017YTDQ2”). The first six months results included merger and acquisition costs net of tax of $2.7 million and $237,000 for the comparative periods. The impact of merger and acquisition costs resulted in a reduction to six month earnings per share of approximately $0.48 for 2018YTDQ2 and $0.06 for 2017YTDQ2. The Company’s ROAA and ROACE were 0.59% and 6.34% in 2018YTDQ2 compared to 0.74% and 9.36% in 2017YTDQ2.

“We are very pleased with our team’s execution of the County First Bank acquisition.  Expenses related to the merger have been managed below original estimates,” stated William J. Pasenelli, Chief Executive Officer and Vice-Chairman of the Board. “These activities have been highlighted by the timely absorption of County First staff into open positions and the liquidation of branches ahead of schedule.  Account retention for both deposit and loan relationships has been very strong. Our success in growing transaction deposits in 2018 since the merger date is due in large part to our team working with our new customers to provide them with product offerings previously unavailable to them at County First.”

“I am very enthusiastic about our current year growth in deposits. Overall deposits have increased $217.6 million since December 31, 2017 to over $1.3 billion at June 30, 2018. Retail deposits increased $265.4 million or 26.9%, while traditional brokered deposits decreased $47.8 million. Overall time deposits have decreased $5.1 million in the first six months of the year. The increase in retail deposits allowed us to pay down borrowings and wholesale funding $123.8 million. Wholesale funding at 8.7% of assets is at its lowest point since 2012,” stated James M. Burke, President and Chief Risk Officer. “I am optimistic that our increased liquidity and deposit composition changes will make us less sensitive to rising interest rates and increase profitability.”

 Highlights at and for the three and six months ended June 30, 2018 include:

  As planned, the Company closed four of the five acquired County First branches during May of 2018. The La Plata downtown branch remains open. Two branches were sold during 2018Q2.

  Gross loans increased 12.2% or $140.4 million from $1,151.1 million at December 31, 2017 (“2017Q4”) to $1,291.5 million at 2018Q2, primarily due to the County First acquisition. Gross loans increased $10.7 million (3.3% annualized) from $1,280.8 million at March 31, 2018 (“2018Q1”) to $1,291.5 million at 2018Q2.

  Transaction accounts increased $69.9 million, or 8.7% (34.8% annualized) to $877.4 million at 2018Q2 from $807.5 million at 2018Q1. Transaction deposit accounts increased to 66% of deposits at 2018Q2 from 63% of deposits at 2018Q1 and 59% of deposits at 2017Q4.

  Total deposits have increased $217.6 million to $1.3 billion in the first six months of 2018, which included an increase in transaction accounts of $222.7 million and a decrease in time deposits of $5.1 million.

  Wholesale funding as a percentage of assets decreased to 8.7% at 2018Q2 from 12.5% at 2018Q1 and 18.7% at 2017Q4. Wholesale funding includes traditional brokered deposits and Federal Home Loan Bank (“FHLB”) advances. Wholesale funding decreased $123.8 million or 47% to $138.2 million at 2018Q2 from $261.9 million at 2017Q4.

  Liquidity has improved with the increase in transaction deposits and decrease in wholesale funding. The Company’s net loan to deposit ratio has decreased from 103.1% at 2017Q4 to 96.7% at 2018Q2.

  Classified loans as a percentage of assets decreased 84 basis points and 74 basis points, respectively, from 3.58% at December 31, 2017 to 2.74% at June 30, 2018 and 2.84% at March 31, 2018.

  Non-accrual loans, OREO and TDRs to total assets increased 35 basis points and five basis points, respectively, from 1.71% at December 31, 2017 to 2.06% at June 30, 2018 and 1.76% at March 31, 2018. The increase in 2018Q2 was primarily the result of one well-secured classified relationship of $10.3 million that was placed on non-accrual during the second quarter of 2018, which resulted in the reversal of approximately $120,000 of interest income.

  Tier 1 leverage ratio increased to 9.46% at 2018Q2 compared to 8.79% at December 31, 2017.

  Net income increased $1.1 million to $2.3 million, or $.0.42 per share, compared to $1.2 million, or $0.22 per share, in the prior quarter. The Company’s ROAA and ROACE were 0.59% and 6.34% in 2018Q2 compared to 0.31% and 3.33% in the prior quarter. The increase in earnings was primarily the result of decreased merger and acquisition costs compared to the prior quarter as the integration of the County First transaction nears completion. The Company does not expect significant merger and acquisition costs related to the acquisition in the third and fourth quarters of 2018.

  Operating net income1 decreased $475,000 to $2.9 million, or $0.52 per share, compared to $3.4 million, or $0.61 per share, in the prior quarter. The Company’s operating ROAA and operating ROACE were 0.73% and 7.82% in 2018Q2 compared to 0.85% and 9.15% in the prior quarter. The reduction in earnings was primarily the result of decreased net interest income of $479,000 due to lower average loan balances, higher deposit costs, non-accrual interest reversals and lower interest accretion. Second quarter interest income included non-accrual interest reversals of $117,000 and a reduction in accretion interest of $169,000 compared to the previous quarter.

  Net interest margin decreased 13 basis points from 3.54% in 2018Q1 to 3.41% in 2018Q2. Net interest income decreased $479,000 to $12.4 million in 2018Q2 compared to $12.9 million in 2018Q1. Net interest margin would have been reduced 10 basis points in 2018Q1 to 3.44% and one basis point in 2018Q2 to 3.40% if the impacts of accretion interest and nonaccrual interest were excluded.

  Noninterest expense of $9.7 million in 2018Q2 decreased $2.0 million compared to $11.7 million in the prior quarter, primarily due to a reduction in County First acquisition costs. Merger and acquisition costs of $741,000 were recorded in 2018Q2 compared to $2.9 million in 2018Q1. In addition, the first and second quarters carried additional costs related to supporting five operating County First branches. The Company’s expense run rate is expected to be positively impacted in the third quarter due to the branch closures and reduced employee headcount. The Company will continue to carry some additional noninterest expense in the third and fourth quarters until duplicate vendors and processes are discontinued.

  Noninterest expense of $9.0 million in 2018Q2, excluding merger and acquisition costs, increased $200,000 compared to $8.8 million in the prior quarter. These costs reflected management’s expected expense run rate of between $8.9 and $9.1 million for the first two quarters of 2018. The Company’s expected expense run rate for the balance of 2018 is $8.4 million to $8.6 million per quarter.

  The GAAP efficiency ratio was 73.23% in 2018Q2 compared to 83.81% in 2018Q1. The Non-GAAP (or “operating”) efficiency ratio2, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 65.51% in 2018Q2 compared to 62.39% in 2018Q1. The increase in the Non-GAAP efficiency ratio was due primarily to a decrease in net interest income.

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1 The Company defines operating net income as net income before merger and acquisition costs and the one-time deferred tax adjustment recorded for Tax Cuts and Jobs Act in the three months ended December 31, 2017.  Operating earnings per share, operating return on average assets and operating return on average common equity is calculated using adjusted operating net income. See Non-GAAP reconciliation schedules.

2 The Company maintains GAAP and Non-GAAP measures for net operating expenses and noninterest expenses to calculate Non-GAAP ratios. Adjusted net operating expense and adjusted noninterest expense exclude merger and acquisition costs, OREO gains and losses and expenses, and gains and losses on the sale of investments and other assets not considered part of recurring operations. See Reconciliation of GAAP and Non-GAAP financial measures for the calculation of the below ratios:

Efficiency Ratio - noninterest expense divided by the sum of net interest income and noninterest income.

Net Operating Expense Ratio - noninterest expense less noninterest income divided by average assets.

Loan yields on repricing and new loans began to rise in the second half of 2017, influenced by increases in the federal funds target rate and loan growth in higher yielding portfolios. End of period projected loan yields have increased since the third quarter of 2017. The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

Weighted End of Period Contractual Interest Rates
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate

Commercial real estate	4.55%	4.50%	4.43%	4.38%
Residential first mortgages	3.91%	3.88%	3.88%	3.87%
Residential rentals	4.76%	4.72%	4.63%	4.60%
Construction and land development	5.22%	5.11%	4.99%	4.88%
Home equity and second mortgages	5.14%	4.83%	4.77%	4.54%
Commercial loans	5.53%	5.34%	5.01%	4.89%
Consumer loans	6.83%	6.64%	7.57%	7.47%
Commercial equipment	4.47%	4.43%	4.41%	4.49%
Total Loans	4.56%	4.50%	4.41%	4.37%

Balance Sheet

Total assets increased $180.3 million, or 12.8%, to $1.6 billion at 2018Q2 compared to total assets of $1.4 billion at 2017Q4 primarily as a result of the acquisition of County First. Cash and cash equivalents increased $5.0 million, or 32.2%, to $20.4 million and total securities increased $16.9 million, or 10.1%, to $184.5 million. Gross loans increased 12.2% or $140.4 million from $1,151.1 million at 2017Q4 to $1,291.5 million at 2018Q2, primarily due to the merger.

The acquisition of County First led to a slight shift in the composition of the loan portfolios during 2018 compared to 2017Q4. Regulatory concentrations for non-owner occupied commercial real estate and construction decreased from 309.6% and 65.5% at 2017Q4 to 294.8% and 65.1% at 2018Q2. The following is a breakdown of the Company’s loan portfolios at June 30, 2018 and December 31, 2017:

			*
BY LOAN TYPE	June 30, 2018%		December 31, 2017%		$ Change	% Change

Commercial real estate	$828,445	64.20%	$727,314	63.25%	$101,131	13.90%
Residential first mortgages	163,090	12.64%	170,374	14.81%	(7,284)	-4.28%
Residential rentals	127,469	9.88%	110,228	9.58%	17,241	15.64%
Construction and land development	28,647	2.22%	27,871	2.42%	776	2.78%
Home equity and second mortgages	37,026	2.87%	21,351	1.86%	15,675	73.42%
Commercial loans	57,519	4.46%	56,417	4.91%	1,102	1.95%
Consumer loans	801	0.06%	573	0.05%	228	39.79%
Commercial equipment	47,418	3.67%	35,916	3.12%	11,502	32.02%
Gross loans	1,290,415	100.00%	1,150,044	100.00%	140,371	12.21%
Net deferred costs (fees)	1,122	0.09%	1,086	0.09%	36	3.31%
Total loans, net of deferred costs	$1,291,537		$1,151,130		$140,407	12.20%

* Derived from audited financial statements.

“The growth of transaction deposits and the corresponding decrease in wholesale funding has increased available liquidity and decreased our sensitivity to interest rate changes. This could have a positive impact on net operating revenues with more organic loan growth,” stated Todd L. Capitani, Chief Financial Officer and Executive Vice President. “The addition of County First loans and organic growth have increased loans 12.2% or $140.4 million to $1,291.5 million at June 30, 2018.  The Company is encouraged by a strong loan pipeline of $122 million, but loan growth of the Company’s non-acquired loan portfolios at a 3.7% annualized rate for the first six months of 2018 was below our expectations.”

The non-acquired portfolios increased $21.4 million or 3.7% annualized from $1,150.0 million at December 31, 2017 to $1.171.4 million at June 30, 2018. The Bank’s higher yielding commercial real estate portfolio has grown $29.1 million at an 8.0% annualized rate during the first six months of 2018, which has been partially offset by a net decrease in other loan portfolios of $7.8 million. The following is a breakdown of the Company’s non-acquired loan portfolios at June 30, 2018 and December 31, 2017:

Non-Acquired Loan Portfolios
(dollars in thousands)	June 30, 2018%		December 31, 2017%		$ Change	Annualized % Change

Commercial real estate	$756,451	64.57%	$727,314	63.25%	$29,137	8.01%
Residential first mortgages	162,621	13.88%	170,374	14.81%	(7,753)	-9.10%
Residential rentals	106,967	9.13%	110,228	9.58%	(3,261)	-5.92%
Construction and land development	27,611	2.36%	27,871	2.42%	(260)	-1.87%
Home equity and second mortgages	21,334	1.82%	21,351	1.86%	(17)	-0.16%
Commercial loans	53,853	4.60%	56,417	4.91%	(2,564)	-9.09%
Consumer loans	564	0.05%	573	0.05%	(9)	-3.14%
Commercial equipment	42,018	3.59%	35,916	3.12%	6,102	33.98%
	$1,171,419	100.00%	$1,150,044	100.00%	$21,375	3.72%

In terms of accounting designations, compared to 2017Q4: (i) non-acquired loans, which include certain renewed and/or restructured acquired performing loans that are re-designated as non-acquired, increased $21.4 million, or 1.9%, to $1,171.4 million; (ii) acquired performing loans were $115.2 million; and (iii) purchase credit impaired (“PCI”) loans were $3.8 million. At 2018Q2 performing acquired loans, which totaled $115.2 million, included a $2.2 million net acquisition accounting fair market value adjustment, representing a 1.84% “mark;” and PCI loans which totaled $3.8 million, included a $671,000 adjustment, representing a 14.89% “mark.”

Total deposits increased $217.7 million, or 19.7%, to $1,323.9 million at 2018Q2, compared to $1,106.2 million at 2017Q4. Noninterest bearing demand deposits increased $54.4 million, or 34.0%, to $214.2 million (16.2% of total deposits). The Company uses both traditional and reciprocal brokered deposits. Traditional brokered deposits were $71.3 million at 2018Q2 compared to $118.9 million at 2017Q4. Reciprocal brokered deposits are used to maximize FDIC insurance available to our customers. Reciprocal brokered deposits were $152.8 million at 2018Q2 compared to $92.9 million at 2017Q4.  Transaction deposit accounts increased $222.7 million from $654.6 million (59% of deposits) at 2017Q4 to $877.4 million (66% of deposits) at 2018Q2. The Company is optimistic that the increase in transaction deposits during the first and second quarters of 2018 will be less sensitive to rising interest rates than wholesale funding.

FHLB long-term debt and short-term borrowings (“FHLB advances”) decreased $76.0 million, or 53.2%, to $67.0 million at 2018Q2 compared to $143.0 million at 2017Q4. Wholesale funding, which includes traditional brokered deposits and FHLB advances, decreased $123.8 million from $261.9 million (18.7% of assets) at 2017Q4 to $138.2 million (8.7% of assets) at 2018Q2. Cash and the sale of securities from the County First acquisition were used to pay down debt and brokered deposits. In addition, the Company was able to further reduce wholesale funding with second quarter 2018 organic transaction deposit growth of $69.9 million. The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

Total stockholders’ equity increased $37.3 million, or 33.9%, to $147.3 million at 2018Q2 compared to $110.0 million at 2017Q4. This increase primarily resulted from the issuance of 918,526 shares of common stock, valued at $35.6 million (based on the $38.78 per share closing price), as the stock component of the merger consideration paid in the County First acquisition. In addition, stockholders’ equity increased due to net income of $3.6 million and net stock related activities related to stock-based compensation of $247,000. These increases to stockholders’ equity were partially offset by decreases due to common dividends paid of $1.1 million, an increase in accumulated other comprehensive losses of $991,0000 and repurchases of common stock of $67,000. The Company’s ratio of tangible common equity to tangible assets increased to 8.49% at 2018Q2 from 7.82% at 2017Q43. The Company’s Common Equity Tier 1 (“CET1”) ratio was 10.32% at 2018Q2 compared to 9.51% at 2017Q4. The Company remains well capitalized at June 30, 2018 with a Tier 1 capital to average assets (leverage ratio) of 9.46% at 2018Q2 compared to 8.79% at 2017Q4.

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3 The Company had no intangible assets prior to January 1, 2018. Therefore, tangible common equity and tangible assets were the same as common equity and total assets.

Asset Quality

Non-accrual loans and OREO to total assets increased from 1.00% at 2017Q4 to 1.44% at 2018Q2.  Non-accrual loans, OREO and TDRs to total assets increased $8.6 million from $24.1 million or 1.71% at 2017Q4 to $32.7 million or 2.06% at 2018Q2. The $8.6 million increase in 2018Q2 was primarily the result of one well-secured classified relationship of $10.3 million that was placed on non-accrual during the second quarter of 2018, which resulted in the reversal of approximately $120,000 of interest income.

Classified assets decreased $6.8 million from $50.3 million at 2017Q4 to $43.5 million at 2018Q2. Management considers classified assets to be an important measure of asset quality. The following is a breakdown of the Company’s classified and special mention assets at June 30, 2018, March 31, 2018 and December 31, 2017, 2016, 2015 and 2014, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of 06/30/2018	As of 03/31/2018	As of 12/31/2017	As of 12/31/2016	As of 12/31/2015	As of 12/31/2014
Classified loans
Substandard	$34,559	$34,772	$40,306	$30,463	$31,943	$46,735
Doubtful	103	-	-	137	861	-
Loss	-	-	-	-	-	-
Total classified loans	34,662	34,772	40,306	30,600	32,804	46,735
Special mention loans	854	2,033	96	-	1,642	5,460
Total classified and special mention loans	$35,516	$36,805	$40,402	$30,600	$34,446	$52,195

Classified loans	34,662	34,772	40,306	30,600	32,804	46,735
Classified securities	569	612	651	883	1,093	1,404
Other real estate owned	8,305	9,352	9,341	7,763	9,449	5,883
Total classified assets	$43,536	$44,736	$50,298	$39,246	$43,346	$54,022

Total classified assets as a percentage of total assets	2.74%	2.84%	3.58%	2.94%	3.79%	4.99%
Total classified assets as a percentage of Risk Based Capital	23.88%	24.81%	32.10%	26.13%	30.19%	39.30%

The Company reported a $400,000 provision for loan loss expense in 2018Q2 compared to $500,000 provision recorded in 2018Q1, and a provision of $376,000 in 2017Q2. Allowance for loan loss levels decreased to 0.83% of total loans at 2018Q2 compared to 0.91% at 2017Q4 due to the addition of County First loans for which no allowance was provided for in accordance with purchase accounting standards. Net charge-offs of $146,000 and $544,000 were recognized in 2018Q2 and 2018Q1, respectively, compared to net charge-offs of $51,000 and $131,000 in 2017Q2 and 2017Q1, respectively. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as slower portfolio growth, were offset by increases in other qualitative factors. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate.

Net Income

The Company reported net income for 2018Q2 of $2.3 million or diluted earnings per share of $0.42 compared to net income of $2.5 million or $0.55 per diluted share for 2017Q2. The second quarter 2018 results included merger and acquisition costs net of tax of $546,000 and $227,000 for the comparative quarters. The impact of merger and acquisition costs resulted in a reduction to quarterly earnings per share of approximately $0.10 for 2018Q2 and $0.05 for 2017Q2. The Company’s ROAA and return on average common equity ROACE were 0.59% and 6.34% in 2018Q2 compared to 0.74% and 9.36% in 2017Q2.

Net income for 2018YTDQ2 was $3.6 million or $0.64 per diluted share compared to net income of $4.9 million or $1.05 per diluted share for 2017YTDQ2. The first six months results included merger and acquisition costs net of tax of $2.7 million and $237,000 for the respective periods. The impact of merger and acquisition costs resulted in a reduction to six month earnings per share of approximately $0.48 for 2018YTDQ2 and $0.06 for 2017YTDQ2. The Company’s ROAA and ROACE were 0.59% and 6.34% in 2018YTDQ2 compared to 0.74% and 9.36% in 2017YTDQ2.

The current year decrease in net income compared to the prior year was primarily due to merger-related costs, which included termination costs of County First’s core processing contract as well as investment banking, legal fees and the costs of employee agreements and severance for terminations. In addition, the Company will continue to carry additional noninterest expense in the third and fourth quarters of 2018 until duplicate vendors and processes are discontinued. The increase in noninterest expense was partially offset by an increase in net interest income realized from the integrated operations of County First associated with the acquisition and from a lower effective tax rate.

The Company reported operating net income, which excludes merger-related expenses, of $2.9 million, or $0.52 per share, in 2018Q2. This compares to operating net income of $2.8 million, or $0.60 per share, in 2017Q2. 2018Q2 operating net income reflects higher noninterest expense associated with the acquisition of County, partially offset by higher net interest income.

The Company reported operating net income of $6.2 million, or $1.12 per share, in 2018YTDQ2. This compares to operating net income of $5.1 million, or $1.11 per share, in 2017YTDQ2. 2018YTDQ2 operating net income reflects higher noninterest expense associated with the acquisition of County, partially offset by higher net interest income.

Net Interest Income

Net interest income increased 13.5% or $1.5 million to $12.4 million in 2018Q2 compared to $10.9 million in 2017Q2. Net interest margin at 3.41% in 2018Q2 increased two basis points from 3.39% in 2017Q2. Average interest-earning assets were $1,457.7 million for the second quarter of 2018, an increase of $169.5 million or 13.2%, compared to $1,288.2 million for the same quarter of 2017.

Net interest income increased 17.1% or $3.7 million to $25.3 million in 2018YTDQ2 compared to $21.6 million in 2017YTDQ2. Net interest margin at 3.47% in 2018YTDQ2 increased seven basis points from 3.40% in 2017YTDQ2. Average interest-earning assets were $1,457.3 million for the first six months of 2018, an increase of $185.8 million or 14.6%, compared to $1,271.5 million for the first six months of 2017.

Net interest margin increased during the comparable periods as higher yielding assets more than offset the increased cost of funds. The increase in transaction accounts with the acquisition of County First as well as organic transaction deposit growth in the first six months of 2018 helped minimize deposit betas. Traditional brokered deposits and FHLB advances were paid down $123.8 million in the first six months of 2018 and replaced with retail deposits. Retail deposits, which include all deposits except traditional brokered deposits, increased $265.4 million or 26.9% from $987.2 million at December 31, 2017 to $1,252.6 million at June 30, 2018.

Wholesale and time-based funding rates are typically more sensitive to rising interest rates than transactional deposits. Compared to 2017Q2 and 2017YTDQ2, average interest rates in 2018 increased by 45 basis points in 2018Q2 and 39 basis points in 2018YTDQ2 to 1.39% and 1.29%, respectively, on certificates of deposit, while interest-bearing transactional deposits increased by 21 basis points and 17 basis points to 0.52% and 0.46%, respectively, for the same comparable periods. The Company’s increases in transaction deposits during the last twelve months have decreased downward pressure on net interest margin. The ability to increase transaction deposits faster than wholesale funding could mitigate possible downward pressure on net interest margin in a rising rate environment.

Noninterest Income and Noninterest Expense

Noninterest income of $893,000 in 2018Q2 decreased by $159,000 compared to $1.1 million in 2017Q2. The decrease in noninterest income was primarily due to gains on the sale of investment securities sold in 2017Q2 of $133,000 and the recognition in 2018Q2 of unrealized losses on equity securities of $78,000 due to a new accounting standard effective in the first quarter of 2018 that require recognition of changes in the fair value flow through the Company’s statement of income. These decreases to non-interest income were partially offset by increases in service charge income and additional income from the addition of approximately $6.3 million of Bank Owned Life Insurance acquired in the County First transaction. Noninterest income was flat at $1.9 million in 2018YTDQ2 and 2017YTDQ2.

Noninterest expenses increased $2.2 million, or 29.4%, to $9.7 million in 2018Q2 compared to $7.5 million in 2017Q2, and decreased $1.9 million, or 16.5%, compared to $11.7 million in 2018Q1. Adjusted noninterest expense, which excludes merger-related expenses and OREO related expenses increased $1.6 million, or 22.7%, to $8.8 million in 2018Q2 compared to $7.2 million in 2017Q2, and increased $86,000, or 1.0%, compared to $8.7 million in 2018Q1. Overall the increases in adjusted noninterest expenses comparing 2018Q2 to 2017Q2 were due primarily to increases in salary and employee benefits due to the addition of County First employees. Other increases from the comparable periods were to occupancy expense, data processing expense, core deposit intangible amortization and advertising expense, all of which were due primarily to the acquisition of County First. The Company closed four of the five acquired branches in May 2018. Two of the three held for sale County First branches were sold in June 2018. The closing of the branches is expected to have a positive impact on the Company’s expense run rate in the second half of 2018 due to lower overhead.

The Company’s GAAP efficiency ratio was 73.22% in 2018Q2 compared to 62.83% in 2017Q2 and 83.81% in 2018Q1. The operating efficiency ratio, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 65.51% and 60.59% and 62.39% for the same comparable periods. The increase in the operating efficiency ratio between the first and the second quarter of 2018 was primarily due to a decrease in net interest income. The Company’s GAAP net operating expense ratio was 2.24% in 2018Q2 compared to 1.89% in 2017Q2 and 2.69% in 2018Q1. The Non-GAAP net operating expense ratio, which excludes merger and acquisition costs, investment gains and losses, OREO gains and losses and other non-core activities, was 1.97% and 1.83% and 1.94% for the same comparable periods. The slight increase in the Non-GAAP net operating expense ratios in 2018 reflects the costs associated with the duplication of systems and resources to integrate County First the first half of 2018. These costs are expected to decrease in the second half of 2018.  The following is a summary breakdown of noninterest expense:

	Three Months Ended June 30,
(dollars in thousands)	2018		2017	$ Change	% Change
Salary and employee benefits	$5,129		$4,198	931	22.2%
OREO Valuation Allowance and Expenses	229		145	84	57.9%
Merger and acquisition costs	741		238	503	211.3%
Operating Expenses	3,642		2,949	693	23.5%
Total Noninterest Expense	$9,741		$7,530	$2,211	29.4%
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	Three Months Ended
(dollars in thousands)	June 30, 2018		March 31, 2018	$ Change	% Change
Salary and employee benefits	$5,129		$5,047	$82	1.6%
OREO Valuation Allowance and Expenses	229		114	115	100.9%
Merger and acquisition costs	741		2,868	(2,127)	(74.2%)
Operating Expenses	3,642		3,638	4	0.1%
Total Noninterest Expense	$9,741		$11,667	$(1,926)	(16.5%)

Noninterest expenses increased $6.5 million, or 43.6%, to $21.4 million in 2018YTDQ2 compared to $14.9 million in 2017YTDQ2. Adjusted noninterest expense, which excludes merger-related expenses and OREO related expenses increased $3.1 million, or 21.7%, to $17.4 million in 2018YTDQ2 compared to $14.3 million in 2017YTDQ2. Overall the increases in adjusted noninterest expenses comparing 2018YTDQ2 to 2017YTDQ2 were due primarily to increases in salary and employee benefits due to the addition of County First employees. Other increases from the comparable periods were to occupancy expense, data processing expense, core deposit intangible amortization and advertising expense, all of which were due primarily to the acquisition of County First.

The Company’s GAAP efficiency ratio was 78.63% in 2018YTDQ2 compared to 63.35% in 2017YTDQ2. The operating efficiency ratio, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 63.92% and 61.39% for the same comparable periods. The Company’s GAAP net operating expense ratio was 2.47% in 2018YTDQ2 compared to 1.91% in 2017YTDQ2. The Non-GAAP net operating expense ratio, which excludes merger and acquisition costs, investment gains and losses, OREO gains and losses and other non-core activities, was 1.95% and 1.86% for the same comparable periods. The following is a summary breakdown of noninterest expense:

	Six Months Ended June 30,
(dollars in thousands)	2018	2017	$ Change	% Change
Salary and employee benefits	$10,176	$8,511	$1,665	19.6%
OREO Valuation Allowance and Expenses	343	340	3	0.9%
Merger and acquisition costs	3,609	255	3,354	1315.3%
Operating Expenses	7,280	5,803	1,477	25.5%
Total Noninterest Expense	$21,408	$14,909	$6,499	43.6%

About The Community Financial Corporation -  Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $1.6 billion.  Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses.  The Company’s banking centers are located at its main office in Waldorf, Maryland, and branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of Non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and Community Bank of the Chesapeake’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to the County First acquisition; plans  and cost savings regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: the synergies and other expected financial benefits from County First acquisition may not be realized within the expected time frames; costs or difficulties related to integration matters might be greater than expected; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of litigation that may arise; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2017, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of June 30, 2018. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands, except per share amounts )	2018	2017	2018	2017
Interest and Dividend Income
Loans, including fees	$14,483	$12,410	$29,209	$24,380
Interest and dividends on investment securities	1,211	973	2,306	1,919
Interest on deposits with banks	60	12	132	18
Total Interest and Dividend Income	15,754	13,395	31,647	26,317

Interest Expense
Deposits	2,405	1,404	4,361	2,671
Short-term borrowings	217	283	500	430
Long-term debt	721	775	1,485	1,609
Total Interest Expense	3,343	2,462	6,346	4,710

Net Interest Income	12,411	10,933	25,301	21,607
Provision for loan losses	400	376	900	756
Net Interest Income After Provision For Loan Losses	12,011	10,557	24,401	20,851

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	7	9	60	56
Gain on sale of assets	1	47	1	47
Net gains (losses) on sale of OREO	(8)	9	(8)	36
Net gains on sale of investment securities	-	133	-	133
Unrealized gains (losses) on equity securities	(78)	-	(78)	-
Income from bank owned life insurance	224	194	450	385
Service charges	747	660	1,499	1,270
Total Noninterest Income	893	1,052	1,924	1,927

Noninterest Expense
Salary and employee benefits	5,129	4,198	10,176	8,511
Occupancy expense	739	658	1,505	1,311
Advertising	180	140	339	248
Data processing expense	782	634	1,465	1,211
Professional fees	426	360	778	680
Merger and acquisition costs	741	238	3,609	255
Depreciation of premises and equipment	202	204	401	403
Telephone communications	69	45	168	96
Office supplies	41	28	81	60
FDIC Insurance	113	161	311	327
OREO valuation allowance and expenses	229	145	343	340
Core deposit intangible amortization	199	-	404	-
Other	891	719	1,828	1,467
Total Noninterest Expense	9,741	7,530	21,408	14,909

Income before income taxes	3,163	4,079	4,917	7,869
Income tax expense	828	1,536	1,361	2,984
Net Income	$2,335	$2,543	$3,556	$4,885

Earnings Per Common Share
Basic	$0.42	$0.55	$0.64	$1.05
Diluted	$0.42	$0.55	$0.64	$1.05
Cash dividends paid per common share	$0.10	$0.10	$0.20	$0.20

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
THREE MONTHS ENDED

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs and the fourth quarter 2017 income tax expense attributable to the revaluation of deferred tax assets as a result of the reduction in the corporate income tax rate under the recently enacted Tax Cuts and Jobs Act. These expenses are not considered part of recurring operations, such as “operating net income,” “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(dollars in thousands, except per share amounts)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Net (loss) income (as reported)	$2,335	$1,221	$(459)	$2,782	$2,543
Impact of Tax Cuts and Jobs Act	-	-	2,740	-	-
Merger and acquisition costs (net of tax)	546	2,135	230	257	227
Non-GAAP operating net income	$2,881	$3,356	$2,511	$3,039	$2,770

Income before income taxes (as reported)	$3,163	$1,754	$3,997	$4,499	$4,079
Merger and acquisition costs ("M&A")	741	2,868	335	239	238
Adjusted pretax income	3,904	4,622	4,332	4,738	4,317
Income tax expense	1,023	1,266	1,821	1,699	1,547
Non-GAAP operating net income	$2,881	$3,356	$2,511	$3,039	$2,770

GAAP diluted earnings per share ("EPS")	$0.42	$0.22	$(0.10)	$0.60	$0.55
Non-GAAP operating diluted EPS before M&A	$0.52	$0.61	$0.54	$0.66	$0.60

GAAP return on average assets ("ROAA')	0.59%	0.31%	-0.13%	0.80%	0.74%
Non-GAAP operating ROAA before M&A	0.73%	0.85%	0.72%	0.87%	0.81%

GAAP return on average common equity ("ROACE")	6.34%	3.33%	-1.62%	9.99%	9.36%
Non-GAAP operating ROACE before M&A	7.82%	9.15%	8.89%	10.92%	10.19%

Net income (as reported)	$2,335	$1,221	$(459)	$2,782	$2,543
Weighted average common shares outstanding	5,551,123	5,547,715	4,616,515	4,633,417	4,635,483
Average assets	$1,579,645	$1,581,538	$1,398,945	$1,396,459	$1,373,832
Average equity	147,295	146,712	113,017	111,357	108,720

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
SIX MONTHS ENDED

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs. These expenses are not considered part of recurring operations, such as “operating net income,” “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	(Unaudited)	(Unaudited)
(dollars in thousands, except per share amounts)	June 30, 2018	June 30, 2017

Net (loss) income (as reported)	$3,556	$4,885
Impact of Tax Cuts and Jobs Act	-	-
Merger and acquisition costs (net of tax)	2,681	237
Non-GAAP operating net income	$6,237	$5,122

Income before income taxes (as reported)	$4,917	$7,869
Merger and acquisition costs ("M&A")	3,609	255
Adjusted pretax income	8,526	8,124
Income tax expense	2,289	3,002
Non-GAAP operating net income	$6,237	$5,122

GAAP diluted earnings per share ("EPS")	$0.64	$1.05
Non-GAAP operating diluted EPS before M&A	$1.12	$1.11

GAAP return on average assets ("ROAA')	0.45%	0.72%
Non-GAAP operating ROAA before M&A	0.79%	0.76%

GAAP return on average common equity ("ROACE")	4.84%	9.07%
Non-GAAP operating ROACE before M&A	8.49%	9.51%

Net income (as reported)	$3,556	$4,885
Weighted average common shares outstanding	5,549,428	4,633,720
Average assets	$1,580,586	$1,355,922
Average equity	147,005	107,735

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME
UNAUDITED
	For the Three Months Ended June 30,						For the Three Months Ended
		2018			2017		June 30, 2018			March 31, 2018
			Average			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio	$1,266,830	$14,482	4.57%	$1,112,329	$12,410	4.46%	$1,266,830	$14,482	4.57%	$1,273,355	$14,726	4.63%
Investment securities, federal funds
sold and interest-bearing deposits	190,849	1,271	2.66%	175,903	985	2.24%	190,849	1,271	2.66%	183,567	1,167	2.54%
Total Interest-Earning Assets	1,457,679	15,753	4.32%	1,288,232	13,395	4.16%	1,457,679	15,753	4.32%	1,456,922	15,893	4.36%
Cash and cash equivalents	25,142			14,102			25,142			26,053
Goodwill	10,280			-			10,280			10,145
Core deposit intangible	3,316			-			3,316			3,479
Other assets	83,228			71,498			83,228			84,939
Total Assets	$1,579,645			$1,373,832			$1,579,645			$1,581,538

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$74,470	$13	0.07%	$53,522	$7	0.05%	$74,470	$13	0.07%	$74,944	$12	0.06%
Interest-bearing demand and money
market accounts	550,872	796	0.58%	412,326	352	0.34%	550,872	796	0.58%	496,995	543	0.44%
Certificates of deposit	458,801	1,594	1.39%	443,627	1,044	0.94%	458,801	1,594	1.39%	469,248	1,401	1.19%
Long-term debt	37,560	226	2.41%	59,490	313	2.10%	37,560	226	2.41%	50,377	285	2.26%
Short-term debt	45,824	217	1.89%	96,385	283	1.17%	45,824	217	1.89%	76,533	283	1.48%
Subordinated Notes	23,000	359	6.24%	23,000	359	6.24%	23,000	359	6.24%	23,000	359	6.24%
Guaranteed preferred beneficial interest							-	-		-	-
in junior subordinated debentures	12,000	136	4.53%	12,000	104	3.47%	12,000	136	4.53%	12,000	120	4.00%

Total Interest-Bearing Liabilities	1,202,527	3,341	1.11%	1,100,350	2,462	0.89%	1,202,527	3,341	1.11%	1,203,097	3,003	1.00%

Noninterest-bearing demand deposits	216,968			153,176			216,968			219,703
Other liabilities	12,855			11,586			12,855			12,026
Stockholders' equity	147,295			108,720			147,295			146,712
Total Liabilities and Stockholders' Equity	$1,579,645			$1,373,832			$1,579,645			$1,581,538

Net interest income		$12,412			$10,933			$12,412			$12,890

Interest rate spread			3.21%			3.27%			3.21%			3.36%
Net yield on interest-earning assets			3.41%			3.39%			3.41%			3.54%
Ratio of average interest-earning
assets to average interest bearing
liabilities			121.22%			117.07%			121.22%			121.10%
Average loans to average deposits			97.37%			104.67%			97.37%			100.99%
Average transaction deposits to total average deposits **			64.74%			58.25%			64.74%			62.78%

Cost of funds			0.94%			0.79%			0.94%			0.84%
Cost of deposits			0.74%			0.53%			0.74%			0.62%
Cost of debt			3.17%			2.22%			3.17%			2.59%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $152,000 and $321,000 of accretion interest for the three months ended June 30, 2018 and March 31, 2018, respectively.
** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME
UNAUDITED
	For the Six Months Ended June 30,
		2018			2017
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio	$1,270,075	$29,209	4.60%	$1,097,448	$24,380	4.44%
Investment securities, federal funds
sold and interest-bearing deposits	187,228	2,438	2.60%	174,027	1,937	2.23%
Total Interest-Earning Assets	1,457,303	31,647	4.34%	1,271,475	26,317	4.14%
Cash and cash equivalents	25,595			12,703
Goodwill	10,213			-
Core deposit intangible	3,397			-
Other assets	84,078			71,744
Total Assets	$1,580,586			$1,355,922
6
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$74,706	$25	0.07%	$52,476	$13	0.05%
Interest-bearing demand and money
market accounts	524,082	1,339	0.51%	412,202	660	0.32%
Certificates of deposit	463,995	2,996	1.29%	442,086	1,998	0.90%
Long-term debt	43,933	510	2.32%	60,679	677	2.23%
Short-term debt	61,094	500	1.64%	87,182	430	0.99%
Subordinated Notes	23,000	719	6.25%	23,000	719	6.25%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	256	4.27%	12,000	213	3.55%

Total Interest-Bearing Liabilities	1,202,810	6,345	1.06%	1,089,625	4,710	0.86%

Noninterest-bearing demand deposits	218,327			147,713
Other liabilities	12,444			10,849
Stockholders' equity	147,005			107,735
Total Liabilities and Stockholders' Equity	$1,580,586			$1,355,922

Net interest income		$25,302			$21,607

Interest rate spread			3.28%			3.28%
Net yield on interest-earning assets			3.47%			3.40%
Ratio of average interest-earning
assets to average interest bearing
liabilities			121.16%			116.69%
Average loans to average deposits			99.14%			104.08%
Average transaction deposits to total average deposits **			63.78%			58.08%

Cost of funds			0.89%			0.76%
Cost of deposits			0.68%			0.51%
Cost of debt			2.84%			2.23%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $473,000 of accretion interest during the six months ended June 30, 2018.
** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
	(Unaudited)	*
(dollars in thousands, except per share amounts)	June 30, 2018	December 31, 2017
Assets
Cash and due from banks	$16,718	$13,315
Interest-bearing deposits with banks	3,667	2,102
Securities available for sale (AFS), at fair value	79,026	68,285
Securities held to maturity (HTM), at amortized cost	100,842	99,125
Securities carried at fair value through income	4,367	-
Non-marketable equity securities held in other financial institutions	249	121
Federal Home Loan Bank (FHLB) stock - at cost	4,311	7,276
Loans receivable	1,291,537	1,151,130
Less: allowance for loan losses	(10,725)	(10,515)
Net loans	1,280,812	1,140,615
Goodwill	10,603	-
Premises and equipment, net	22,472	21,391
Premises and equipment held for sale	600	-
Other real estate owned (OREO)	8,305	9,341
Accrued interest receivable	4,786	4,511
Investment in bank owned life insurance	35,843	29,398
Core deposit intangible	3,186	-
Net deferred tax assets	6,624	5,922
Other assets	3,877	4,559
Total Assets	$1,586,288	$1,405,961

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$214,249	$159,844
Interest-bearing deposits	1,109,619	946,393
Total deposits	1,323,868	1,106,237
Short-term borrowings	36,500	87,500
Long-term debt	30,467	55,498
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000
Accrued expenses and other liabilities	13,207	11,769
Total Liabilities	1,439,042	1,296,004

Stockholders' Equity
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 5,574,511 and 4,649,658 shares, respectively	56	46
Additional paid in capital	84,106	48,209
Retained earnings	66,021	63,648
Accumulated other comprehensive loss	(2,182)	(1,191)
Unearned ESOP shares	(755)	(755)
Total Stockholders' Equity	147,246	109,957
Total Liabilities and Stockholders' Equity	$1,586,288	$1,405,961

* Derived from audited financial statements.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
KEY OPERATING RATIOS
Return on average assets	0.59%	0.74%	0.45%	0.72%
Return on average common equity	6.34	9.36	4.84	9.07
Average total equity to average total assets	9.32	7.91	9.30	7.95
Interest rate spread	3.21	3.27	3.28	3.28
Net interest margin	3.41	3.39	3.47	3.40
Cost of funds	0.94	0.79	0.89	0.76
Cost of deposits	0.74	0.53	0.68	0.51
Cost of debt	3.17	2.22	2.84	2.23
Efficiency ratio	73.23	62.83	78.63	63.35
Efficiency ratio - Non-GAAP**	65.51	60.59	63.92	61.39
Non-interest expense to average assets	2.47	2.19	2.71	2.20
Net operating expense to average assets	2.24	1.89	2.47	1.91
Net operating exp. to average assets - Non-GAAP**	1.97	1.83	1.95	1.86
Avg. int-earning assets to avg. int-bearing liabilities	121.22	117.07	121.16	116.69
Net charge-offs to average loans	0.05	0.02	0.11	0.03
COMMON SHARE DATA
Basic net income per common share	$0.42	$0.55	$0.64	$1.05
Diluted net income per common share	0.42	0.55	0.64	1.05
Cash dividends paid per common share	0.10	0.10	0.20	0.20
Weighted average common shares outstanding:
Basic	5,551,123	4,632,911	5,549,428	4,630,647
Diluted	5,551,123	4,635,483	5,549,428	4,633,720

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued
	(Unaudited)
(dollars in thousands, except per share amounts)	June 30, 2018	December 31, 2017	$ Change	% Change
ASSET QUALITY
Total assets	$1,586,288	$1,405,961	$180,327	12.8%
Gross loans	1,290,415	1,150,044	140,371	12.2
Classified Assets	43,536	50,298	(5,562)	(11.1)
Allowance for loan losses	10,725	10,515	210	2.0

Past due loans - 31 to 89 days	582	9,227	(8,645)	(93.7)
Past due loans >=90 days	12,347	2,483	9,864	397.3
Total past due (delinquency) loans	12,929	11,710	1,219	10.4

Non-accrual loans (a)	14,492	4,693	9,799	208.8
Accruing troubled debt restructures (TDRs) (b)	9,864	10,021	(157)	(1.6)
Other real estate owned (OREO)	8,305	9,341	(1,036)	(11.1)
Non-accrual loans, OREO and TDRs	$32,661	$24,055	$8,606	35.8
ASSET QUALITY RATIOS
Classified assets to total assets	2.74%	3.58%
Classified assets to risk-based capital	23.88	32.10
Allowance for loan losses to total loans	0.83	0.91
Allowance for loan losses to non-accrual loans	74.01	224.06
Past due loans - 31 to 89 days to total loans	0.05	0.80
Past due loans >=90 days to total loans	0.96	0.22
Total past due (delinquency) to total loans	1.00	1.02
Non-accrual loans to total loans	1.12	0.41
Non-accrual loans and TDRs to total loans	1.89	1.28
Non-accrual loans and OREO to total assets	1.44	1.00
Non-accrual loans, OREO and TDRs to total assets	2.06	1.71
COMMON SHARE DATA
Book value per common share	$26.41	$23.65
Tangible book value per common share**	23.94	***
Common shares outstanding at end of period	5,574,511	4,649,658
OTHER DATA
Full-time equivalent employees	195	165
Branches (c)	12	11
Loan Production Offices	5	5
CAPITAL RATIOS
Tier 1 capital to average assets	9.46%	8.79%
Tier 1 common capital to risk-weighted assets	10.32	9.51
Tier 1 capital to risk-weighted assets	11.23	10.53
Total risk-based capital to risk-weighted assets	13.78	13.40
Common equity to assets	9.28%	7.82%
Tangible common equity to tangible assets **	8.49%	***

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

*** The Company had no intangible assets before January 1, 2018.

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments.

(b) At June 30, 2018 and December 31, 2017, the Bank had total TDRs of $9.9 million and $10.8 million, respectively, with $0 and $769,000, respectively, in non-accrual status. These loans are classified as non-accrual loans for the calculation of financial ratios.

(c) The Company closed four of the five acquired County First branches in May 2018.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Efficiency ratio - GAAP basis
Noninterest expense	$9,741	$7,530	$21,408	$14,909
Net interest income plus noninterest income	13,304	11,985	27,225	23,534

Efficiency ratio - GAAP basis	73.22%	62.83%	78.63%	63.35%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$9,741	$7,530	$21,408	$14,909
Non-GAAP adjustments:
Merger and acquisition costs	(741)	(238)	(3,609)	(255)
OREO valuation allowance and expenses	(229)	(145)	(343)	(340)
Noninterest expense - as adjusted	8,771	7,147	17,456	14,314

Net interest income plus noninterest income	13,304	11,985	27,225	23,534
Non-GAAP adjustments:
(Gains) losses on sale of asset	(1)	(47)	(1)	(47)
Net (gains) losses on sale of OREO	8	(9)	8	(36)
Net (gains) losses on sale of investment securities	-	(133)	-	(133)
Unrealized (gains) losses on equity securities	78	-	78	-
Net interest income plus noninterest income - adjusted	$13,389	$11,796	$27,310	$23,318

Efficiency ratio -Non-GAAP basis	65.51%	60.59%	63.92%	61.39%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,579,645	$1,373,832	$1,580,586	$1,355,922

Noninterest expense	9,741	7,530	21,408	14,909
less: noninterest income	(893)	(1,052)	(1,924)	(1,927)
Net operating exp.	$8,848	$6,478	$19,484	$12,982
Net operating exp. to average assets - GAAP basis	2.24%	1.89%	2.47%	1.91%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,579,645	$1,373,832	$1,580,586	$1,355,922

Net operating exp.	8,848	6,478	19,484	12,982
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	(741)	(238)	(3,609)	(255)
OREO valuation allowance and expenses	(229)	(145)	(343)	(340)
Non-GAAP adjustments non interest income:
Gains (losses) on sale of asset	1	47	1	47
Net gains (losses) on sale of OREO	(8)	9	(8)	36
Net gains (losses) on sale of investment securities	-	133	-	133
Unrealized gains (losses) on equity securities	(78)	-	(78)	-
Net operating exp.-adjusted	$7,793	$6,284	$15,447	$12,603
Net operating exp. to average assets - Non-GAAP basis	1.97%	1.83%	1.95%	1.86%

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO
(dollars in thousands)

	(Unaudited)		(Unaudited)		*		(Unaudited)	(Unaudited)
BY LOAN TYPE	June 30, 2018%		March 31, 2018%		December 31, 2017%		September 30, 2017	June 30, 2017

Commercial real estate	$828,445	64.20%	$817,576	63.88%	$727,314	63.25%	$712,840	$713,789
Residential first mortgages	163,090	12.64%	166,390	13.00%	170,374	14.81%	175,816	181,386
Residential rentals	127,469	9.88%	129,026	10.08%	110,228	9.58%	110,905	103,361
Construction and land development	28,647	2.22%	28,226	2.21%	27,871	2.42%	31,094	32,603
Home equity and second mortgages	37,026	2.87%	39,481	3.09%	21,351	1.86%	22,334	20,847
Commercial loans	57,519	4.46%	52,198	4.08%	56,417	4.91%	56,376	55,023
Consumer loans	801	0.06%	853	0.07%	573	0.05%	541	412
Commercial equipment	47,418	3.67%	45,905	3.59%	35,916	3.12%	35,500	34,589
Gross loans	1,290,415	100.00%	1,279,655	100.00%	1,150,044	100.00%	1,145,406	1,142,010
Net deferred costs (fees)	1,122	0.09%	1,118	0.09%	1,086	0.09%	1,033	853
Total loans, net of deferred costs	$1,291,537		$1,280,773		$1,151,130		$1,146,439	$1,142,863

* Derived from audited financial statements.

	(Unaudited)		(Unaudited)		*		(Unaudited)	(Unaudited)
BY ACQUIRED AND NON-ACQUIRED	June 30, 2018%		March 31, 2018%		December 31, 2017%		September 30, 2017	June 30, 2017

Acquired loans - performing	$115,157	8.92%	$121,615	9.50%	$-	0.00%	$-	$-
Acquired loans - purchase credit impaired ("PCI")	3,839	0.30%	3,871	0.30%	-	0.00%	-	-
Total acquired loans	118,996	9.22%	125,486	9.81%	-	0.00%	-	-
Non-acquired loans**	1,171,419	90.78%	1,154,169	90.19%	1,150,044	100.00%	1,145,406	1,142,010
Gross loans	1,290,415		1,279,655		1,150,044		1,145,406	1,142,010
Net deferred costs (fees)	1,122	0.09%	1,118	0.09%	1,086	0.09%	1,033	853
Total loans, net of deferred costs	$1,291,537		$1,280,773		$1,151,130		$1,146,439	$1,142,863

* Derived from audited financial statements.
** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

THE COMMUNITY FINANCIAL CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTHS ENDED
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Beginning of period	$10,471	$10,515	$10,435	$10,434	$10,109

Charge-offs	(164)	(580)	(13)	(253)	(68)
Recoveries	18	36	63	30	17
Net charge-offs	(146)	(544)	50	(223)	(51)

Provision for loan losses	400	500	30	224	376
End of period	$10,725	$10,471	$10,515	$10,435	$10,434

Net charge-offs to average loans (annualized)	-0.05%	-0.17%	0.02%	-0.08%	-0.02%

Breakdown of general and specific allowance as a percentage of gross loans
General allowance	$9,359	$9,310	$9,491	$9,617	$8,958
Specific allowance	1,366	1,161	1,024	818	1,476
	$10,725	$10,471	$10,515	$10,435	$10,434
General allowance	0.73%	0.73%	0.82%	0.84%	0.78%
Specific allowance	0.11%	0.09%	0.09%	0.07%	0.13%
Allowance to gross loans	0.83%	0.82%	0.91%	0.91%	0.91%

Allowance to non-acquired gross loans	0.92%	0.91%	0.91%	0.91%	0.91%

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF DEPOSITS
(dollars in thousands)	(Unaudited)		(Unaudited)		*		(Unaudited)		(Unaudited)
	June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$214,249	16.18%	$229,612	17.86%	$159,844	14.45%	$157,665	14.36%	$154,962	14.25%
Interest-bearing:
Demand	307,986	23.26%	217,039	16.88%	215,447	19.48%	195,632	17.82%	190,674	17.53%
Money market deposits	281,975	21.30%	284,449	22.12%	226,351	20.46%	229,740	20.92%	238,822	21.95%
Savings	73,142	5.52%	76,360	5.94%	52,990	4.79%	54,310	4.95%	54,361	5.00%
Certificates of deposit	446,516	33.73%	478,476	37.21%	451,605	40.82%	460,654	41.95%	448,987	41.27%
Total interest-bearing	1,109,619	83.82%	1,056,324	82.14%	946,393	85.55%	940,336	85.64%	932,844	85.75%

Total Deposits	$1,323,868	100.00%	$1,285,936	100.00%	$1,106,237	100.00%	$1,098,001	100.00%	$1,087,806	100.00%

Transaction accounts	$877,352	66.27%	$807,460	62.79%	$654,632	59.18%	$637,347	58.05%	$638,819	58.73%

* Derived from audited financial statements.

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(dollars in thousands, except per share amounts)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Total assets	$1,586,288	$1,576,996	$1,405,961	$1,402,172	$1,392,688
Less: intangible assets
Goodwill	10,603	10,277	-	-	-
Core deposit intangible	3,186	3,385	-	-	-
Total intangible assets	13,789	13,662	-	-	-
Tangible assets	$1,572,499	$1,563,334	$1,405,961	$1,402,172	$1,392,688

Total common equity	$147,246	$145,657	$109,957	$110,885	$109,293
Less: intangible assets	13,789	13,662	-	-	-
Tangible common equity	$133,457	$131,995	$109,957	$110,885	$109,293

Common shares outstanding at end of period	5,574,511	5,573,841	4,649,658	4,649,302	4,648,199

GAAP common equity to assets	9.28%	9.24%	7.82%	7.91%	7.85%
Non-GAAP tangible common equity to tangible assets	8.49%	8.44%	7.82%	7.91%	7.85%

GAAP common book value per share	$26.41	$26.13	$23.65	$23.85	$23.51
Non-GAAP tangible common book value per share	$23.94	$23.68	$23.65	$23.85	$23.51

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
Three Months Ended
CONDENSED CONSOLIDATED INCOME STATEMENT	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share amounts )	2018	2018	2017	2017	2017
Interest and Dividend Income
Loans, including fees	$14,483	$14,726	$12,560	$12,671	$12,410
Interest and dividends on securities	1,211	1,095	999	988	973
Interest on deposits with banks	60	72	14	21	12
Total Interest and Dividend Income	15,754	15,893	13,573	13,680	13,395

Interest Expense
Deposits	2,405	1,956	1,712	1,563	1,403
Short-term borrowings	217	283	323	304	283
Long-term debt	721	764	765	805	776
Total Interest Expense	3,343	3,003	2,800	2,672	2,462

Net Interest Income (NII)	12,411	12,890	10,773	11,008	10,933
Provision for loan losses	400	500	30	224	376

NII After Provision For Loan Losses	12,011	12,390	10,743	10,784	10,557

Noninterest Income
Loan appraisal, credit, and misc. charges	7	53	73	28	9
Gain on sale of asset	1	-	-	-	47
Net gains (losses) on sale of OREO	(8)	-	7	-	9
Net gains (losses) on sale of investment securities	-	-	42	-	133
Unrealized gains (losses) on equity securities	(78)	-	-	-	-
Income from bank owned life insurance	224	226	192	196	194
Service charges	747	752	686	639	660
Gain on sale of loans held for sale	-	-	-	294	-
Total Noninterest Income	893	1,031	1,000	1,157	1,052

Noninterest Expense
Salary and employee benefits	5,129	5,047	4,191	4,056	4,198
Occupancy expense	739	766	691	630	658
Advertising	180	159	139	156	140
Data processing expense	782	683	588	555	634
Professional fees	426	352	472	510	360
Merger and acquisition costs	741	2,868	335	239	238
Depreciation of premises and equipment	202	199	192	191	204
Telephone communications	69	99	49	46	45
Office supplies	41	40	33	26	28
FDIC Insurance	113	198	133	178	161
OREO valuation allowance and expenses	229	114	123	283	145
Core deposit intangible amortization	199	205	-	-	-
Other	891	937	800	572	719
Total Noninterest Expense	9,741	11,667	7,746	7,442	7,530

Income before income taxes	3,163	1,754	3,997	4,499	4,079
Income tax expense	828	533	4,456	1,717	1,536
Net (Loss) Income	$2,335	$1,221	$(459)	$2,782	$2,543

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
			*
CONDENSED CONSOLIDATED BALANCE SHEETS	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share amounts )	2018	2018	2017	2017	2017
Assets
Cash and due from banks	$16,718	$29,739	$13,315	$15,627	$14,982
Federal funds sold	-	730	-	-	-
Interest-bearing deposits with banks	3,667	3,986	2,102	1,577	1,338
Securities available for sale (AFS), at fair value	79,026	66,603	68,285	61,376	54,288
Securities held to maturity (HTM), at amortized cost	100,842	97,949	99,125	104,530	106,842
Securities carried at fair value through income	4,367	4,421	-
Non-marketable equity securities held in other financial institutions	249	249	121
Federal Home Loan Bank (FHLB) stock - at cost	4,311	5,587	7,276	7,447	7,745
Loans receivable	1,291,537	1,280,773	1,151,130	1,146,439	1,142,863
Less: allowance for loan losses	(10,725)	(10,471)	(10,515)	(10,435)	(10,434)

Net Loans	1,280,812	1,270,302	1,140,615	1,136,004	1,132,429

Goodwill	10,603	10,277	-	-	-
Premises and equipment, net	22,472	22,496	21,391	21,751	22,042
Premises and equipment held for sale	600	2,341	-	-	-
Other real estate owned (OREO)	8,305	9,352	9,341	9,741	9,154
Accrued interest receivable	4,786	4,749	4,511	4,494	4,212
Investment in bank owned life insurance	35,843	35,619	29,398	29,206	29,011
Core deposit intangible	3,186	3,385	-	-	-
Net deferred tax assets	6,624	6,239	5,922
Other assets	3,877	2,972	4,559	10,419	10,645

Total Assets	$1,586,288	$1,576,996	$1,405,961	$1,402,172	$1,392,688

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest-bearing deposits	$214,249	$229,612	$159,844	$157,665	$154,962
Interest-bearing deposits	1,109,619	1,056,324	946,393	940,336	932,844
Total deposits	1,323,868	1,285,936	1,106,237	1,098,001	1,087,806
Short-term borrowings	36,500	51,500	87,500	91,500	88,500
Long-term debt	30,467	45,483	55,498	55,514	65,529
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000	23,000	23,000	23,000
Accrued expenses and other liabilities	13,207	13,420	11,769	11,272	6,560

Total Liabilities	1,439,042	1,431,339	1,296,004	1,291,287	1,283,395

Stockholders' Equity
Common stock	56	56	46	46	46
Additional paid in capital	84,106	83,947	48,209	47,994	47,847
Retained earnings	66,021	64,307	63,648	64,375	62,058
Accumulated other comprehensive loss	(2,182)	(1,898)	(1,191)	(538)	(489)
Unearned ESOP shares	(755)	(755)	(755)	(992)	(169)

Total Stockholders' Equity	147,246	145,657	109,957	110,885	109,293

Total Liabilities and Stockholders' Equity	$1,586,288	$1,576,996	$1,405,961	$1,402,172	$1,392,688

Common shares issued and outstanding	5,574,511	5,573,841	4,649,658	4,649,302	4,648,199

* Derived from audited financial statements.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
Three Months Ended
SELECTED FINANCIAL INFORMATION AND RATIOS	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share amounts )	2018	2018	2017	2017	2017
KEY OPERATING RATIOS
Return on average assets	0.59%	0.31%	(0.13)%	0.80%	0.74%
Return on average common equity	6.34	3.33	(1.62)	9.99	9.36
Average total equity to average total assets	9.32	9.28	8.08	7.97	7.91
Interest rate spread	3.21	3.36	3.14	3.24	3.27
Net interest margin	3.41	3.54	3.29	3.38	3.39
Cost of funds	0.94	0.84	0.88	0.84	0.79
Cost of deposits	0.74	0.62	0.63	0.58	0.53
Cost of debt	3.17	2.59	2.34	2.34	2.22
Efficiency ratio	73.23	83.81	65.79	61.18	62.83
Efficiency ratio - Non-GAAP **	65.51	62.39	62.16	56.88	60.59
Non-interest expense to average assets	2.47	2.95	2.21	2.13	2.19
Net operating expense to average assets	2.24	2.69	1.93	1.80	1.89
Net operating expense to average assets - Non-GAAP **	1.97	1.94	1.81	1.65	1.83
Avg. int-earning assets to avg. int-bearing liabilities	121.22	121.10	117.76	116.64	117.07
Net charge-offs to average loans	0.05	0.17	(0.02)	0.08	0.02
COMMON SHARE DATA
Basic net income per common share	$0.42	$0.22	$(0.10)	$0.60	$0.55
Diluted net income per common share	0.42	0.22	(0.10)	0.60	0.55
Cash dividends paid per common share	0.10	0.10	0.10	0.10	0.10
Weighted average common shares outstanding:
Basic	5,551,123	5,547,715	4,616,515	4,633,391	4,632,911
Diluted	5,551,123	5,547,715	4,616,515	4,633,417	4,635,483

ASSET QUALITY
Total assets	$1,586,288	$1,576,996	$1,405,961	$1,402,172	$1,392,688
Gross loans	1,290,415	1,279,655	1,150,044	1,145,406	1,142,010
Classified Assets	43,536	44,736	50,298	39,172	35,413
Allowance for loan losses	10,725	10,471	10,515	10,435	10,434

Past due loans - 31 to 89 days	582	5,231	9,227	1,642	1,081
Past due loans >=90 days	12,347	6,281	2,483	2,741	3,782
Total past due loans	12,929	11,512	11,710	4,383	4,863

Non-accrual loans	14,492	8,439	4,693	3,012	4,442
Accruing troubled debt restructures (TDRs)	9,864	9,953	10,021	10,069	10,228
Other real estate owned (OREO)	8,305	9,352	9,341	9,741	9,154
Non-accrual loans, OREO and TDRs	$32,661	$27,744	$24,055	$22,822	$23,824
ASSET QUALITY RATIOS
Classified assets to total assets	2.74%	2.84%	3.58%	2.79%	2.54%
Classified assets to risk-based capital	23.88	24.81	32.10	24.97	22.81
Allowance for loan losses to total loans	0.83	0.82	0.91	0.91	0.91
Allowance for loan losses to non-accrual loans	74.01	124.08	224.06	346.45	234.89
Past due loans - 31 to 89 days to total loans	0.05	0.41	0.80	0.14	0.09
Past due loans >=90 days to total loans	0.96	0.49	0.22	0.24	0.33
Total past due (delinquency) to total loans	1.00	0.90	1.02	0.38	0.43
Non-accrual loans to total loans	1.12	0.66	0.41	0.26	0.39
Non-accrual loans and TDRs to total loans	1.89	1.44	1.28	1.14	1.28
Non-accrual loans and OREO to total assets	1.44	1.13	1.00	0.91	0.98
Non-accrual loans, OREO and TDRs to total assets	2.06	1.76	1.71	1.63	1.71

COMMON SHARE DATA
Book value per common share	$26.41	$26.13	$23.65	$23.85	$23.51
Tangible book value per common share**	23.94	23.68	***	***	***
Common shares outstanding at end of period	5,574,511	5,573,841	4,649,658	4,649,302	4,648,199

OTHER DATA
Full-time equivalent employees	195	200	165	169	165
Branches (1)	12	16	11	11	12
Loan Production Offices	5	5	5	5	5

REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	9.46	9.35%	8.79%	8.82%	8.85%
Tier 1 common capital to risk-weighted assets	10.32	10.31	9.51	9.81	9.70
Tier 1 capital to risk-weighted assets	11.23	11.23	10.53	10.87	10.77
Total risk-based capital to risk-weighted assets	13.78	13.80	13.40	13.81	13.72
Tangible common equity to tangible assets **

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
*** The Company had no intangible assets before January 1, 2018.
(1) The Company closded four of the five acquired County First branches in May 2018.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share amounts )	2018	2018	2017	2017	2017

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Efficiency ratio - GAAP basis
Noninterest expense	$9,741	$11,667	$7,746	$7,442	$7,530
Net interest income plus noninterest income	13,304	13,921	11,773	12,165	11,985

Efficiency ratio - GAAP basis	73.22%	83.81%	65.79%	61.18%	62.83%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$9,741	$11,667	$7,746	$7,442	$7,530
Non-GAAP adjustments:
Merger and acquisition costs	(741)	(2,868)	(335)	(239)	(238)
OREO valuation allowance and expenses	(229)	(114)	(123)	(283)	(145)
Noninterest expense - as adjusted	8,771	8,685	7,288	6,920	7,147

Net interest income plus noninterest income	13,304	13,921	11,773	12,165	11,985
Non-GAAP adjustments:
(Gains) losses on sale of asset	(1)	-	-	-	(47)
Net (gains) losses on sale of OREO	8	-	(7)	-	(9)
Net (gains) losses on sale of investment securities	-	-	(42)	-	(133)
Unrealized (gains) losses on equity securities	78	-	-	-	-
Net interest income plus noninterest income - adjusted	$13,389	$13,921	$11,724	$12,165	$11,796

Efficiency ratio -Non-GAAP basis	65.51%	62.39%	62.16%	56.88%	60.59%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,579,645	$1,581,538	$1,398,945	$1,396,459	$1,373,832

Noninterest expense	9,741	11,667	7,746	7,442	7,530
less: noninterest income	(893)	(1,031)	(1,000)	(1,157)	(1,052)
Net operating exp.	$8,848	$10,636	$6,746	$6,285	$6,478
Net operating exp. to average assets - GAAP basis	2.24%	2.69%	1.93%	1.80%	1.89%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,579,645	$1,581,538	$1,398,945	$1,396,459	$1,373,832

Net operating exp.	8,848	10,636	6,746	6,285	6,478
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	(741)	(2,868)	(335)	(239)	(238)
OREO valuation allowance and expenses	(229)	(114)	(123)	(283)	(145)
Non-GAAP adjustments non interest income:
Gains (losses) on sale of asset	1	-	-	-	47
Net gains (losses) on sale of OREO	(8)	-	7	-	9
Net gains (losses) on sale of investment securities	-	-	42	-	133
Unrealized gains (losses) on equity securities	(78)	-	-	-	-
Net operating exp.-adjusted	$7,793	$7,654	$6,337	$5,763	$6,284
Net operating exp. to average assets - Non-GAAP basis	1.97%	1.94%	1.81%	1.65%	1.83%